United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2006

Langer, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12991	11-2239561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

450 Commack Road, Deer Park, New York		11729-4510
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On May 1, 2006, the Company’s Board of Directors approved the grant of a ten-year option to purchase 37,500 shares of the Company’s common stock to Stephen M. Brecher, who on that date became a member of the Board of Directors and a member of the Audit Committee of the Board of Directors. The stock option has an exercise price of $4.65 per share and was granted pursuant to the Company’s 2005 Stock Incentive Plan. Mr. Brecher will also receive compensation for his service on the Audit Committee at the rate of $15,000 per year.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 1, 2006, the Board of Directors appointed Mr. Stephen M. Brecher to fill a vacancy on the Board of Directors, for a term to continue until the next annual meeting of stockholders, which is now scheduled for June 21, 2006, and has been nominated for election to the Board by the stockholders at such Annual Meeting of Stockholders. In addition, Mr. Brecher was appointed by the Board of Directors to the Audit Committee and has been determined by the Board of Directors to be an independent “audit committee financial expert” as defined in the Listing Requirements of The Nasdaq Stock Market. As discussed in Item 1.01, in connection with the appointment of Mr. Brecher to the Board of Directors, the Company issued him a stock option and will pay him compensation for his service on the Audit Committee at the rate of $15,000 per year.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 2, 2006	Langer, Inc.

	By:	/s/ Joseph P. Ciavarella
Joseph P. Ciavarella, Vice President and
Chief Financial Officer